Exhibit 10.16

CAMELOT HOLDINGS (JERSEY) LIMITED

2016 Equity Incentive Plan

OPTION AGREEMENT

GRANT NOTICE

Unless otherwise defined herein, the terms defined in the Camelot Holdings (Jersey) Limited 2016 Equity Incentive Plan (the “Plan”) shall have the same defined meanings in this Option Agreement, which includes the terms in this Grant Notice (the “Grant Notice”) and Appendix A attached hereto (collectively, the “Agreement”).

You have been granted an option to purchase Shares (the “Option”), subject to the terms and conditions of the Plan and this Agreement, as follows:

Name of Optionee:

Total Number of Shares Subject to the Option:

Exercise Price per Share:	The Exercise Price per Share shall be as set forth below:

_____ Shares subject to the Option will have a per Share exercise price equal to _____ per Share (the “First Tranche”)

_____ Shares subject to the Option will have a per Share exercise price equal to _____ per Share (the “Second Tranche”)

_____ Shares subject to the Option will have a per Share exercise price equal to _____ per Share (the “Third Tranche”)

_____ Shares subject to the Option will have a per Share exercise price equal to _____ per Share (the “Fourth Tranche”)

Grant Date:

Type of Option:	Non-Qualified Option

Final Expiration Date:

Vesting Schedule:	The Option will vest and become exercisable in accordance with the vesting schedule set forth in Appendix A.

[signature page to follow]

Your signature below indicates your agreement and understanding that the Option is subject to all of the terms and conditions contained in the Agreement (including this Grant Notice and Appendix A to the Agreement) and the Plan.

CAMELOT HOLDINGS (JERSEY) LIMITED		OPTIONEE

By
Name:
Title:

aPPENDIX A TO OPTION AGREEMENT

ARTICLE I.

GRANT OF OPTION

Section 1.1            Grant of Option. The Company has granted to the Optionee the Option, upon the terms and conditions set forth in the Plan and this Agreement (including the Grant Notice and this Appendix A).

Section 1.2             Option Subject to Plan. The Option is subject to the terms and provisions of the Plan, which are incorporated herein by reference.

Section 1.3             Exercise Price. The Exercise Price of a Share covered by the Option shall be the Exercise Price per Share as set forth in the Grant Notice.

ARTICLE II.

Vesting schedule; EXERCISABILITY

Section 2.1             Vesting and Exercisability of Options.

(a)           Vesting. Except as provided below, the Options shall become vested and exercisable, so long as the Optionee remains continuously a Service Provider from the date hereof through each applicable date set forth below, as follows:

(i)                 20% of each of the First Tranche, the Second Tranche, the Third Tranche and the Fourth Tranche shall become vested and exercisable on the First Vesting Date;

(ii)               20% of each of the First Tranche, the Second Tranche, the Third Tranche and the Fourth Tranche shall become vested and exercisable on the first anniversary of the First Vesting Date;

(iii)             20% of each of the First Tranche, the Second Tranche, the Third Tranche and the Fourth Tranche shall become vested and exercisable on the second anniversary of the First Vesting Date;

(iv)              20% of each of the First Tranche, the Second Tranche, the Third Tranche and the Fourth Tranche shall become vested and exercisable on the third anniversary of the First Vesting Date; and

(v)                20% of each of the First Tranche, the Second Tranche, the Third Tranche and the Fourth Tranche shall become vested and exercisable on the fourth anniversary of the First Vesting Date.

(b)                Liquidity Event Vesting. Any unvested portion of the Option will vest immediately prior to the occurrence of a Liquidity Event, provided that the Optionee remains continuously in service as a Service Provider through the date of such Liquidity Event.

Section 2.2               No Vesting of Options; Forfeiture. Notwithstanding any other provision to the contrary in this Agreement, unless otherwise determined by the Administrator, any portion of the Option that has not become vested on or prior to the date of the Optionee’s Termination of Service shall be terminated without consideration on the date of the Optionee’s Termination of Service and shall not thereafter become vested or exercisable.

Section 2.3            Exercisability of the Option. The Optionee shall not have the right to exercise the Option until the date the applicable portion of the Option becomes vested. The date that the applicable portion of the Option becomes vested is referred to herein as the “Exercise Commencement Date.” Subject to Section 8 of the Plan, following the Exercise Commencement Date, the applicable portion of the Option shall be and shall remain exercisable until it becomes unexercisable. Once the Option becomes unexercisable, it shall be immediately terminated without consideration.

Section 2.4             Expiration of Option. The Option may not be exercised to any extent by anyone after the first to occur of the following events:

(a)           The Final Expiration Date;

(b)           Except for such longer period of time as the Administrator may otherwise approve, 90 days following the Optionee’s Termination of Service for any reason other than Optionee’s death, Disability or termination for Cause;

(c)           Except as the Administrator may otherwise approve, the Optionee’s Termination of Service for Cause; or

(d)           Except for such longer period of time as the Administrator may otherwise approve, twelve (12) months following the Optionee’s Termination of Service by reason of the Optionee’s death or Disability.

Section 2.5            Partial Exercise. Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable.

Section 2.6             Exercise of Option. The exercise of the Option shall be governed by the terms of this Agreement and the terms of the Plan.

Section 2.7           Manner of Exercise. Unless determined otherwise by the Administrator, as a condition to the exercise of the Option, the Optionee shall (i) notify the Company at least 30 days prior to exercise and no earlier than 90 days prior to exercise that the Optionee intends to exercise and (ii) concurrently with the exercise of the Option, execute the Shareholders Agreement, unless the Optionee has already executed the Shareholders Agreement. Clause (i) of the foregoing sentence shall not apply if the Shares underlying the Option are registered on Form S-8.

ARTICLE III.

OTHER PROVISIONS

Section 3.1            Optionee Representation; Not a Contract of Service. The Optionee hereby represents that the Optionee’s execution of this Agreement and participation in the Plan is voluntary and that the Optionee has in no way been induced to enter into this Agreement in exchange for or as a requirement of the expectation of service with the Company or any of its parents and subsidiaries. Nothing in this Agreement or in the Plan shall confer upon the Optionee any right to continue as a Service Provider or shall interfere with or restrict in any way the rights of the Company or its parents and subsidiaries, which are hereby expressly reserved, to discharge the Optionee at any time for any reason whatsoever, with or without Cause except pursuant to an employment or consulting agreement executed by and between the Company and the Optionee and approved by the Board.

Section 3.2             Prohibited Activities. In consideration of and as a condition to the grant of the Option, the Optionee agrees to the following covenants:

(a)            Nondisclosure of Proprietary Information.

(i)                 Except in connection with the faithful performance of Optionee’s duties as a Service Provider or pursuant to Section 3.2(a)(iii) or Section 3.2(a)(iv), Optionee shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for Optionee’s benefit or the benefit of any person, firm, corporation or other entity (other than the Company) any confidential or proprietary information or trade secrets of or relating to the Company (including, without limitation, business plans, business strategies and methods, acquisition targets, intellectual property in the form of patents, trademarks and copyrights and applications therefor, ideas, inventions, works, discoveries, improvements, information, documents, formulae, practices, processes, methods, developments, source code, modifications, technology, techniques, data, programs, other know-how or materials, owned, developed or possessed by the Company, whether in tangible or intangible form, information with respect to the Company’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, prospects and compensation paid to employees or other terms of employment) (collectively, the “Confidential Information”), or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such Confidential Information. The Optionee and the Company hereby stipulate and agree that, as between them, any item of Confidential Information is important, material and confidential and affects the successful conduct of the businesses of the Company (and any successor or assignee of the Company). Notwithstanding the foregoing, Confidential Information shall not include any information that (i) has been published or is in the future published in a form generally available to the public, (ii) is or becomes publicly available or (iii) has become or becomes public knowledge prior to the date Optionee proposes to disclose or use such information, provided, that such publishing or public availability or knowledge of the Confidential Information shall not have resulted from Optionee directly or indirectly breaching Optionee’s obligations under this Section 3.2(a) or any other similar provision by which Optionee is bound. For the purposes of the previous sentence, Confidential Information will not be deemed to have been published or otherwise disclosed merely because individual portions of the information have been separately published, but only if material features comprising such information have been published or become publicly available.

(ii)               Upon the Optionee’s Termination of Service for any reason, Optionee will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents or property concerning the Company’s customers, business plans, marketing strategies, products, property or processes.

(iii)             Optionee may respond to a lawful and valid subpoena or other legal process but shall (i) give the Company the earliest possible notice thereof, (ii) as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and (iii) assist such counsel at Company’s expense in resisting or otherwise responding to such process, in each case to the extent permitted by applicable laws or rules.

(iv)              Nothing in this Agreement shall prohibit Optionee from (i) disclosing information and documents when required by law, subpoena or court order (subject to the requirements of Section 3.2(a)(iii) above), (ii) disclosing information and documents to Optionee’s attorney, financial or tax adviser for the purpose of securing legal, financial or tax advice, (iii) disclosing Optionee’s post-service restrictions in this Agreement in confidence to any potential new service recipient, or (iv) retaining, at any time, Optionee’s personal correspondence, Optionee’s personal contacts and documents related to Optionee’s own personal benefits, entitlements and obligations.

(b)           Inventions. All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the business of the Company, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that Optionee may discover, invent or originate during period in which Optionee is a Service Provider (the “Term”), either alone or with others and whether or not during working hours or by the use of the facilities of the Company (“Inventions”), shall be the exclusive property of the Company. Optionee shall promptly disclose all Inventions to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem reasonably necessary to protect or perfect its rights therein, and shall assist the Company, upon reasonable request and at the Company’s expense, in obtaining, defending and enforcing the Company’s rights therein. Optionee hereby appoints the Company as Optionee’s attorney-in-fact to execute on Optionee’s behalf any assignments or other documents reasonably deemed necessary by the Company to protect or perfect its rights to any Inventions.

(c)           Non-Competition.

(i)                 Optionee agrees that during the Restriction Period, Optionee will not, directly or indirectly, individually or through an entity, as an owner, part owner, partner, employee, agent or otherwise:

(A)              provide to a Competitive Enterprise the same or similar services that Optionee performed during Optionee’s service as a Service Provider. A "Competitive Enterprise" means (x) any business that provides intellectual property services and consulting, or provides information solutions to assist professionals and other clients in research and development and/or seeking to extract value from their intellectual assets; and/or (y) any business that provides services or engages in any other business activities similar to any of those provided or engaged in by the Company now or in the future; or

(B)              sell, attempt to sell, or directly or indirectly assist in the effort of anyone else who sells or attempts to sell, any products or services that are competitive with any products or services offered by the Company and for which Optionee gained knowledge of during Optionee’s service as a Service Provider; or

(C)              act in any capacity for another entity or engage in any conduct if in such capacity or due to such conduct Optionee would reasonably be expected to use and/or disclose any of the Company’s trade secrets or Confidential Information; or

(D)              interfere with, disrupt or attempt to interfere with or disrupt relations between the Company and any of its customers, employees, consultants, suppliers or vendors; or

(E)               own more than 5% of a Competitive Enterprise.

Notwithstanding anything in this Section 3.2(c) to the contrary, nothing herein shall prohibit Optionee from becoming employed exclusively in or providing services to a non-competitive division or subsidiary of an enterprise whose other divisions and/or subsidiaries may compete with the Company, so long as Optionee does not provide any services to or provide any assistance or advice to the competitive division or subsidiary.

(ii)               Because of the global nature of the Company’s business, it is agreed that the restrictions set forth above shall apply in the geographic regions that Optionee worked in and was responsible for while Optionee was a Service Provider, and any other geographic area (country, province, state, city or other political subdivision) in which the Company is engaged in, or was developing plans to engage in, business or is otherwise selling products or services at the time Optionee incurred a Termination of Service.

(iii)             In the event the terms of this Section 3.2(c) shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(d)           Non-Solicitation Of Customers. Optionee agrees that while the Optionee is a Service Provider, Optionee will have contact with and become aware of some, most or all of the Company’s customers, representatives of those customers, their names and addresses, specific customer needs and requirements, and leads and references to prospective customers. Optionee further agrees that loss of such customers will cause the Company great and irreparable harm. Optionee agrees that during the Restriction Period, Optionee will not directly or indirectly solicit, contact, call upon, communicate with or attempt to communicate with any customer, former customer, or prospective customer of the Company for the purpose of providing or obtaining any product or service reasonably deemed competitive with any product or service then offered by the Company. This restriction shall apply only to: (i) any customer, former customer, or prospective customer of the Company with whom Optionee had contact during the last twelve months of Optionee’s service as a Service Provider, or (ii) any customer, former customer, or prospective customer of the Company about which Optionee had access to the Company’s trade secrets or confidential information, concerning such customer, former customer or prospective customer during the last twelve months of employment with the Company. For the purposes of Section 3.2(d), “contact” means any interaction whatsoever between Optionee and the customer, former customer, or prospective customer which takes place to further a business relationship.

(e)           Non-Solicitation of Employees. Optionee agrees that during the Restriction Period, Optionee will not directly or indirectly recruit, hire or attempt to recruit or hire any employee of the Company with whom the Company had contact during the period in which Optionee was a Service Provider. For the purposes of this Section 3.2(e), “contact” means any interaction whatsoever between Optionee and the other employee.

(f)            Non-Disparagement. The Optionee agrees, during the Term and following the Optionee’s Termination of Service, to refrain from Disparaging (as defined below) the Company and its affiliates, including, without limitation, any of the Company’s services, technologies or practices, or any of its directors, officers, agents, representatives or stockholders, either orally or in writing. Nothing in this paragraph shall preclude Optionee from making truthful statements that are reasonably necessary to comply with applicable law, regulation or legal process, or to defend or enforce Optionee’s rights under this Agreement. For purposes of this Agreement, “Disparaging” means making remarks, comments or statements, whether written or oral, that impugn the character, integrity, reputation or abilities of the person being disparaged.

(g)          As used in this Section 3.2, the term “Restriction Period” shall have the meaning set forth in Optionee’s employment, service, severance or other similar contract or agreement with the Company, or, if there is no such agreement or contract containing a definition of Restriction Period, the twelve (12) month period after the Optionee’s Termination of Service for any reason.

Section 3.3             Application of Plan and Shareholders Agreement. The Optionee acknowledges that the Option and any Shares acquired upon exercise of the Option are subject to the terms of the Plan and the Shareholders Agreement. In the event of a conflict between the terms of this Agreement and the Plan or the Shareholders Agreement, the terms of the Plan or Shareholders Agreement, as applicable, will control.

Section 3.4          Construction. This Agreement shall be administered, interpreted and enforced under the laws of the state of Delaware, disregarding choice-of-law principles of the law of any state that would require the application of the laws of a jurisdiction other than such state.

ARTICLE IV.

definitions

Whenever the following terms are used in this Agreement (including the Grant Notice), they shall have the meaning specified below unless the context clearly indicates to the contrary. Capitalized terms used in this Agreement and not defined below shall have the meaning given such terms in the Plan. The singular pronoun shall include the plural, where the context so indicates.

Section 4.1             Exercise Price. “Exercise Price” shall mean the exercise price per Share set forth in the Grant Notice.

Section 4.2             Final Expiration Date. “Final Expiration Date” shall mean the final expiration date set forth in the Grant Notice.

Section 4.3             First Vesting Date. “First Vesting Date” shall mean _____.

Section 4.4             Grant Date. “Grant Date” shall be the grant date set forth in the Grant Notice.

Section 4.5             Grant Notice. “Grant Notice” shall mean the Grant Notice to which this Appendix A is attached, which Grant Notice is for all purposes a part of the Agreement.

Section 4.6             Option. “Option” shall mean the option to purchase Shares granted under this Agreement.

Section 4.7             Optionee. “Optionee” shall be the Person designated as such in the Grant Notice.

Section 4.8             Plan. “Plan” shall mean the Camelot Holdings (Jersey) Limited 2016 Equity Incentive Plan.

Section 4.9            Share. “Share” shall mean an ordinary share of $0.01 each in the capital of the Company and any shares or other securities into or for which such shares are hereafter converted or exchanged.

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